Exhibit 3.2 — Amendment to the Bylaws
AMENDMENT TO THE BYLAWS
OF
ANCHOR BANCORP WISCONSIN INC.
     RESOLVED that Section 5.1 of the Bylaws is hereby amended to read in its entirety as follows:
     5.1 Designations. The officers of the Corporation shall be a Chairman of the Board, a President, an Executive Vice President, one or more Vice Presidents, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors. The President shall be the Chief Executive Officer of the Corporation. The Board of Directors may designate one or more vice presidents as Executive Vice President or Senior Vice President. The Board of Directors also may elect or authorize the appointment of such other officers as the business of the Corporation may require. Any two or more offices may be held by the same person. The Chairman of the Board shall be an independent director who is not an employee or executive officer of the Corporation.
     FURTHER RESOLVED, that Article IV of the Bylaws be hereby amended to include the following section:
     4.15 Lead Director. The Board of Directors may elect one member to serve as the Lead Director for such time as the Board of Directors may desire. The Lead Director shall be a member of the Board of Directors who is determined by the Board of Directors to be an outside independent director and who has such other qualifications and experience as the Board of Directors may prescribe from time to time. If elected as such, the Lead Director shall have such rights, duties and responsibilities as may be assigned to him or her by the Board of Directors and shall include:
     (a) Calling and presiding over special meetings of the Board of Directors.
     (b) Calling and presiding at executive sessions of the Board of Directors at which only outside, independent directors are permitted to be present, along with other persons invited to attend such sessions by the Lead Director or a majority of the outside, independent directors.
     (c) Establishing, creating and approving, in collaboration with the Chairman, the agendas, meeting dates, meeting locations and materials for all regular meetings of the Board of Directors and all special meetings of the Board of Directors called by the Chairman or the Lead Director. Materials for all such meetings are to be provided to the Lead Director for review and approval in sufficient time to allow for his or her meaningful review and approval before being distributed to the Board of Directors in sufficient time prior to the meeting to allow for their meaningful review of such materials.
     (d) Consulting regularly with the Chief Executive Officer regarding appropriate follow-up on items determined by the Lead Director to be of importance to the Board of Directors.
     (e) Consulting regularly with the Chief Executive Officer when requested by the Board of Directors or any individual director, or otherwise as the Lead Director deems appropriate, to bring various matters of interest or concern to the attention of the Chief Executive Officer.

     (f) Consulting regularly with the Board of Directors or any committee of the Board of Directors when requested by the Chief Executive Officer, or otherwise as the Lead Director deems appropriate, to bring various matters of interest or concern to their attention.
     (g) Consulting regularly with the Chief Executive Officer on his or her annual and long-term objectives in preparation for discussion and approval by the Board of Directors, and coordinating the annual performance review of the Chief Executive Officer by the Board of Directors.
     (h) Consulting with the Chief Executive Officer or his or her designees regarding proposals, reports, budgets, presentations, and other material matters prior to their presentation to the Board of Directors in sufficient time prior to the meeting to allow for their meaningful review and consideration.
     (i) Serving as an independent point of contact for any shareholder of the Corporation who seeks to communicate with one or more members of the Board of Directors without the participation, assistance or cooperation of management.
CERTIFICATION
     The undersigned, Mark D. Timmerman, Executive Vice President, Secretary and General Counsel of Anchor Bancorp Wisconsin Inc. (the “Corporation”), a corporation organized under the laws of the State of Wisconsin, hereby certifies that the foregoing amendments to the Bylaws of the Corporation (the “Amendments”), were duly adopted by resolution of a majority of members of the Board of Directors of this Corporation on June 2, 2009.
     The undersigned further certifies that the resolution adopting such Amendments to the Bylaws of the Corporation is still in full force and effect.
     IN WITNESS WHEREOF, the undersigned has executed this certificate this 26th day of June, 2009.

ANCHOR BANCORP WISCONSIN, INC.
By:	/s/ Mark D. Timmerman
Mark D. Timmerman
Executive Vice President, Secretary and General Counsel